Exhibit 10.3

Execution Version

ASSET PURCHASE AGREEMENT

dated as of November 3, 2016

by and between

 QUADRANT 4 SYSTEM CORPORATION, AS PURCHASER
AND
GREAT PARENTS ACADEMY, LLC, AS SELLER

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 3, 2016, by and between Quadrant 4 System Corporation, a Illinois corporation (the “Purchaser”) and Great Parents Academy, LLC, a Georgia limited liability company (the “Seller”).
WHEREAS, the Seller is engaged in the business of providing an educational technology tool to optimize individual student learning environments (the “Business”); and
WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Business, and in connection therewith the Purchaser is willing to assume from the Seller all of the Assumed Liabilities (as hereinafter defined), all upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
1.1          Definitions.  When used in this Agreement, the following terms shall have the respective meanings set forth below.
“Action” has the meaning set forth in Section 4.9.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
“Agreement” has the meaning set forth in the preamble hereto.
“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Royalty Agreement, the Brice Subscription Agreement and the other agreements, instruments and documents delivered at the Closing.
“Assigned Contracts” has the meaning set forth in Section 2.1(d).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(b).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Bill of Sale” has the meaning set forth in Section 3.2(a).
“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, customer lists, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials and credit records of customers, in each case Related to the Business.

“Brice Subscription Agreement” has the meaning set forth in Section 3.2(d).
“Business” has the meaning set forth in the recitals hereto.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Atlanta, Georgia are authorized or required by Law to close.
“Business Employee” means any individual employed by the Seller primarily in connection with the Business.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consideration” has the meaning set forth in Section 2.5.
“Contract” means any legally binding agreement, contract, commitment or arrangement Related to the Business.
“Current Representations” has the meaning set forth in Section 8.15.
“Designated Person” has the meaning set forth in Section 8.15.
“Exchange Act” has the meaning set forth in Section 5.6(a).
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” has the meaning set forth in Section 2.2(b).
“Financial Statements” has the meaning set forth in Section 4.3.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.
“In-Bound Licenses” has the meaning set forth in Section 4.7(d).
“Indebtedness” means any indebtedness for borrowed money and any obligations evidenced by bonds, debentures, notes or other similar instruments; provided, however, Indebtedness shall not include any indebtedness for capital leases which are Assigned Contracts.
“Intellectual Property” means all of the following anywhere in the world and all legal right, title or interest in the following arising under Law:  (a) patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) copyright registrations and applications, copyrightable works and all other corresponding rights; (c) trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (d) inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, marketing and business data, advertising and promotional materials, and other proprietary information; (e) computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; and (f) databases and data collections.
“Law” means any law, statute, ordinance, rule or regulation of any Governmental Entity.
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, matured or unmatured or determined or determinable.
“Licensed Intellectual Property” means any Intellectual Property owned by any Person other than the Seller and that is used by and Related to the Business.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.
“Material Adverse Effect” means a material adverse effect on the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall constitute or be considered in determining whether there has been a Material Adverse Effect:  (a) any change affecting general national, international or regional political, economic, financial or capital market conditions, including changes in interest or exchange rates; (b) any change generally affecting the industries in which the Business operates; (c) any change in Law or GAAP, or any interpretation thereof; (d) acts of war, sabotage or terrorism, or any escalation or worsening thereof; (e) any change relating to or arising from the execution of this Agreement or the Ancillary Agreements or the announcement of the transactions contemplated hereby or thereby; (f) any breach by the Purchaser of any provision of this Agreement or any Ancillary Agreement; (g) any action contemplated or permitted by this Agreement or taken at the request of the Purchaser; and (h) any failure of the Business to meet any projections, forecasts or revenue or earnings predictions.
“Material Contracts” has the meaning set forth in Section 4.8(b).
“Order” means any order, award, injunction, judgment, decree, ruling or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.
“Owned Intellectual Property” means all Intellectual Property owned by the Seller and

Related to the Business.
“Permit” means any permit, authorization, approval, consent, license or franchise of or from any Governmental Entity or pursuant to any Law.
“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable, are being contested in good faith or that may hereafter be paid without material penalty, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of the Business, (c) zoning, building and land use Laws, ordinances, orders, decrees, restrictions and conditions imposed by any Governmental Entity,  (d) Liens or title imperfections that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect, and (e) the matters set forth on Section 1.1(b) of the Seller Disclosure Schedule.
“Person” means any individual, corporation, limited liability company, partnership, association, joint stock company, trust, estate, joint venture, unincorporated entity, governmental entity or any other entity of any kind.
“Post-Closing Tax Period” has the meaning set forth in Section 6.2(b).
“Pre-Closing Tax Period” has the meaning set forth in Section 6.2(b).
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchaser” has the meaning set forth in the preamble hereto.
“Purchaser Disclosure Schedule” has the meaning set forth in the preamble to Article V.
“Purchaser SEC Documents” has the meaning set forth in Section 5.6(a).
“Purchaser’s Knowledge” means, with respect to any fact or matter, the current actual knowledge of Nandu Thonadvadi and Dhru Desai.
“Related to the Business” means used, held for use or acquired or developed for use, primarily in the Business or otherwise primarily relating to, or primarily arising out of, the operation or conduct of the Business.
“Royalty Agreement” has the meaning set forth in Section 3.2(c).
“SEC” means the Securities and Exchange Commission.
“Seller” has the meaning set forth in the preamble hereto.
“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article IV.
“Seller’s Knowledge” means, with respect to any fact or matter, the current actual knowledge of Kevin Brice.

“Shares” has the meaning set forth in Section 2.5.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, transfer, real property transfer, deed, stamp, recording, documentary, registration, stock, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium and other taxes, together with interest or penalties.
“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.
“Transferred Employee” has the meaning set forth in Section 6.1(a).
“$” means United States dollars.
1.2          Construction.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to exhibits, schedules, annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and exhibits, schedules, annexes and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (f) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP.
ARTICLE II

 PURCHASE AND SALE
2.1          Purchase and Sale of the Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, the entire right, title and interest of the Seller, to the extent assignable, in, to and under all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, that are Related to the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including:

(a)          all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories;
(b)          all machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, molds, office equipment, computers, telephones and other items of tangible personal property;
(c)          all Owned Intellectual Property;
(d)          except as provided in Section 2.2(b), all Contracts, including the Contracts set forth in Section 4.8(a) of the Seller Disclosure Schedule and Section 4.7(d) of the Seller Disclosure Schedule (collectively, the “Assigned Contracts”);
(e)          all material Permits which are necessary for the Seller to conduct the Business as currently conducted or for the ownership and use of the assets owned or used by the Seller in the conduct of the Business to the extent transferable;
(f)          all Books and Records to the extent permitted by applicable Law;
(g)          all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof;
(h)          all accounts receivable;
(i)          all prepaid expenses;
(j)          cash and cash equivalents; and
(k)          all goodwill of the Business as a going concern.
2.2          Excluded Assets.  Notwithstanding anything to the contrary contained herein, the Purchased Assets do not include, no Seller nor any Affiliate thereof is selling, assigning, transferring, conveying or delivering, and neither the Purchaser nor any Affiliate of the Purchaser is purchasing, acquiring or accepting from the Seller, any of the following assets, properties or rights (collectively, the “Excluded Assets”):
(a)          bank accounts;
(b)          all Contracts listed on Section 2.2(b) of the Seller Disclosure Schedule (the “Excluded Contracts”);
(c)          the corporate seals, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller;
(d)          insurance policies and all rights and benefits thereunder;
(e)          the membership interests of, or other equity interest in, the Seller;

(f)          the rights which accrue or will accrue to the Seller under this Agreement and the Ancillary Agreements;
(g)          any assets, properties and rights not Related to the Business;
(h)          refunds of Taxes and tax loss carry-forwards related to periods prior to the Closing Date; and
(i)          the assets, properties and rights set forth on Section 2.2(i) of the Seller Disclosure Schedule.
2.3          Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing the Purchaser shall assume, and from and after the Closing the Purchaser shall pay, discharge or perform when due, the following Liabilities (collectively, the “Assumed Liabilities”):
(a)          any trade account payable reflected in the June 30, 2016 balance sheet of the Seller that remains unpaid at the Closing Date, including the Liabilities set forth on Section 2.3(a) of the Seller Disclosure Schedule;
(b)          any trade account payable incurred in the ordinary course of business by the Seller between June 30, 2016 and the Closing Date that remains unpaid at the Closing Date, including the Liabilities set forth on Section 2.3(b) of the Seller Disclosure Schedule;
(c)          the Liabilities set forth in Section 6.1(c); and
(d)          all Liabilities in respect of the Assigned Contracts (except relating to a breach of any such Assigned Contracts by Seller prior to the Closing).
Notwithstanding the foregoing, in no event will Purchaser assume Assumed Liabilities set forth in clauses (a), (b) and (c) above in excess of Twenty Thousand Dollars ($20,000.00).
2.4          Excluded Liabilities.  Purchaser and its Affiliates will not assume any Liabilities of the Seller other than the Assumed Liabilities, including:
(a)          all Liabilities for Taxes relating to the Business or the Purchased Assets for any tax period or portion thereof ending on or before the Closing Date;
(b)          all Indebtedness of the Business; and
(c)          all Liabilities arising out of or related to the Excluded Contracts or other Excluded Assets.
2.5          Consideration.  The consideration to be given by the Purchaser to the Seller for the Purchased Assets (the “Consideration”) shall be: (i) 2,645,237 shares of common stock of the Purchaser to be issued and delivered to the Seller (the “Shares”), (ii) Purchaser’s entering into the Royalty Agreement with the Seller and the periodic payments and performance of the other obligations thereunder by Purchaser, and (iii) the assumption by Purchaser of the Assumed Liabilities.
2.6          Allocation of Consideration.  The parties hereto shall allocate the Consideration for the Purchased Assets to the various categories of Purchased Assets in accordance with Section 2.6 of the Seller Disclosure Schedule.  The party hereto (a) shall execute and file all Tax Returns in a manner consistent with the allocation determined pursuant to this Section 2.6 and (b) shall not take any position before any Governmental Entity or in any judicial proceeding that is inconsistent with such allocation.  The Seller and the Purchaser shall each timely file a Form 8594 with the IRS in accordance with the requirements of Section 1060 of the Code.
ARTICLE III

 CLOSING
3.1          Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange or facsimile or scanned final instruments and executed signature pages at such time and date as is agreed to by the Purchaser and the Seller.  The date on which the Closing occurs is referred to herein as the “Closing Date,” and the Closing will be deemed effective as of 12:01 a.m. Eastern Daylight Time on the Closing Date.
3.2          Deliveries by the Seller at the Closing.  At the Closing, the Seller shall deliver to the Purchaser the following:
(a)          a Bill of Sale (the “Bill of Sale”), duly executed by the Seller, in the form attached hereto as Exhibit A;
(b)          an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), duly executed by the Seller, in the form attached hereto as Exhibit B; and
(c)          a Royalty Agreement (the “Royalty Agreement”), duly executed by the Seller, in the form attached hereto as Exhibit C;
(d)          a Subscription Agreement (collectively, the “Brice Subscription Agreement”), duly executed by Kevin Brice, in the form attached hereto as Exhibit D;
(e)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the Seller authorizing the execution, delivery and performance of this Agreement and the other Ancillary Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) as to the names and signatures of the officers of the Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered by the Seller hereunder and thereunder; and

(f)          such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
3.3          Deliveries by the Purchaser at the Closing.  At the Closing, the Purchaser shall deliver the following:
(a)          to the Seller, the Assignment and Assumption Agreement, duly executed by the Purchaser;
(b)          to the Seller, the Royalty Agreement, duly executed by the Purchaser;
(c)          to Kevin Brice, the Brice Subscription Agreement, duly executed by the Purchaser;
(d)          to the Seller, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Purchaser certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other Ancillary Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) as to the names and signatures of the officers of the Purchaser authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered by the Purchaser hereunder and thereunder;
(e)          payment of Seller’s legal fees and expenses incurred in connection with transactions contemplated hereby, which shall not exceed Forty Thousand Dollars ($40,000); and
(f)          to the Seller, such other documents or instruments as the Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF THE SELLER
Seller represents and warrants to the Purchaser, that, except as set forth in the disclosure schedule delivered at the Closing by the Seller to the Purchaser (the “Seller Disclosure Schedule”), each statement contained in this Article IV is true and correct as of the Closing:
4.1          Organization.  The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is licensed or qualified to do business in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

4.2          Authority and Enforceability.  The Seller has the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Seller of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Seller.  This Agreement has been, and upon execution of the Ancillary Agreements will be, duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof and thereof by the Purchaser, this Agreement constitutes, and upon execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar Laws and for the availability of injunctive relief and other equitable remedies.
4.3          Financial Statements.  Set forth in Section 4.3 of the Seller Disclosure Schedule are (i) the unaudited balance sheet of the Business as of December 31, 2015 and the related statement of income for the fiscal year ended on such date, and (ii) the unaudited balance sheet of the Business as of June 30, 2016 and the related statement of income for the six-month fiscal period ended on such date (collectively, the “Financial Statements”).  The Financial Statements have been prepared consistent with the Seller’s past practice and, on such basis, fairly present in all material respects the financial position of the Business as of the indicated dates and the results of operations of the Business for the specified periods subject to, in the case of Financial Statements referred to in the immediately preceding clause (ii), year‑end adjustments and the absence of notes.
4.4          Taxes.  With respect to Taxes, all material Tax Returns Related to the Business required to have been filed by or with respect to the Seller have been filed, and all Taxes Related to the Business shown as due on such Tax Returns have been paid.  The Seller has withheld and paid all material Taxes Related to the Business required to have been withheld by the Seller and in connection with amounts paid or owing to any third party.
4.5          Compliance with Laws.  Since January 1, 2016, the business of Seller has been conducted in all material respects in accordance with all applicable Laws, except for any such failure to be in compliance that would not have a Material Adverse Effect. The Seller has not received any written notice of any violation of Law.  All Permits required by the Seller for the operation of its businesses as currently conducted have been obtained and are in full force and effect and are being complied with in all material respects.
4.6          Title to Personal Properties.  Except as set forth in Section 4.6 of the Seller Disclosure Schedule, the Seller has good title to all personal property and assets comprising Purchased Assets it purports to own, free and clear of all Liens except for Permitted Liens.
4.7          Intellectual Property.
(a)          Section 4.7(a) of the Seller Disclosure Schedule sets forth all Owned Intellectual Property that is registered or subject to an application for registration with respect to the Seller (including, where applicable, the relevant jurisdiction, the application or registration number, the filing date and the current owner) or that is otherwise material to the Business.
(b)          Except as set forth on Section 4.7(b) of the Seller Disclosure Schedule, Seller is not a party to any material license held by third parties that permit such third parties to use Owned Intellectual Property of the Seller.
(c)          To Seller’s Knowledge, and except as set forth in Section 4.7(c) of the Seller Disclosure Schedule, no Person has infringed or violated any Owned Intellectual Property of the Seller.
(d)          All material Licensed Intellectual Property of the Seller (excluding licenses granted to the Seller to use retail-available off-the-shelf software) used in connection with the Purchased Assets (“In-Bound Licenses”) are valid, subsisting and binding and, to the Seller’s Knowledge, no party thereto is in breach or other violation of any such In-Bound License.  Section 4.7(d) of the Seller Disclosure Schedule sets forth a list of all material In-Bound Licenses with respect to the Seller.
(e)          To the Seller’s Knowledge, the Seller’s use of the Owned Intellectual Property has not infringed upon or otherwise violated the Intellectual Property rights of any third party.
4.8          Contracts.
(a)          Section 4.8(a) of the Seller Disclosure Schedule sets forth all Contracts to which the Seller is party to, or bound by, in each case Related to the Business.
(b)          Except as disclosed in Section 4.8(b) of the Seller Disclosure Schedule, each Contract listed in Section 4.8(a) of the Seller Disclosure Schedule (collectively, the “Material Contracts”) is a valid and binding on the Seller and, to the Seller’s Knowledge, is valid and binding on the other party or parties thereto in all material respects in accordance with its terms.  The Seller is not in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract except as would not have a Material Adverse Effect.
4.9          Litigation.  Except as set forth on Section 4.9 of the Seller Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or litigation (each, an “Action”), in each case Related to the Business, pending or, to the Seller’s Knowledge, threatened in writing against the Seller, which would reasonably be expected to have a Material Adverse Effect.  As of the date hereof, there is, and during the past one (1) year there has been, no Legal Proceeding pending or, to the Seller’s Knowledge, threatened, against the Seller or any of its assets at law, in equity or otherwise, in, before, or by, any Governmental Authority. There are no material judgments or outstanding orders, writs, investigations, injunctions, decrees, stipulations or awards against the Seller or any of its assets.
4.10          Insurance.  There are no pending material claims related to the Business under any material insurance policy or fidelity bond which covers the Business and the Seller with respect to the Business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
4.11          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.
4.12          Absence of a Material Adverse Effect.  Except as disclosed on Section 4.12 of the Seller Disclosure Schedule, since January 1, 2016, no event has occurred that has had a Material Adverse Effect and the Seller has not materially increased the compensation or benefits payable or to become payable by the Seller to any officer or other Person in a senior management position outside the ordinary course of business.
4.13          Investment Representations
(a)          The Seller is acquiring the Shares for investment for the Seller’s own account and not with the view to, or for resale in connection with, any distribution thereof.  The Seller understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.
(b)          The Seller acknowledges that the Shares must be held indefinitely unless (i) subsequently registered under the Securities Act or (ii) an exemption from such registration is available.
4.14          Disclaimer of Warranties.  The Business, including the Purchased Assets, is being sold on an “as is”, “where is” basis as of the Closing and in its condition as of Closing with “all faults” and, except as set forth in this Article IV, neither the Seller nor any of its officers, managers, directors, employees or representatives make or have made any other representation or warranty, express or implied, at Law or in equity, in respect of the Business or any of the Purchased Assets, including with respect to (a) merchantability or fitness for any particular purpose, (b) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller or (c) the probable success or profitability of the Business after the Closing and except as set forth in this Article IV, no statement made by the Seller or contained in any materials or presentation provided by the Seller shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby.
ARTICLE V

 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Seller that, except as set forth in the disclosure schedule dated and delivered at the Closing by the Purchaser to the Seller (the “Purchaser Disclosure Schedule”), each statement contained in this Article V is true and correct as of the Closing.

5.1          Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws the State of Illinois and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business.
5.2          Authority and Enforceability.  The Purchaser has the requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement has been, and upon execution the Ancillary Agreements will be, duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, this Agreement constitutes, and upon execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar Laws and for the availability of injunctive relief and other equitable remedies.
5.3          Noncontravention.  Assuming all consents, approvals, authorizations and other actions described in Section 5.3 of the Purchaser Disclosure Schedule have been obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not (a) conflict with the certificate of incorporation, bylaws or other constitutive or governing documents of the Purchaser, (b) violate any Law or any Order of any Governmental Entity applicable to the Purchaser, (c) result in any breach of, constitute a default under or give to any Person any rights of termination, acceleration or cancellation of, any Contract to which the Purchaser is a party, (d) result in the creation or imposition of any Lien of any nature whatsoever upon any assets or property of the Purchaser or (e) require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person in connection therewith.
5.4          Litigation.  Except as set forth on Section 5.4 of the Purchaser Disclosure Schedule, there is no Action pending or, to the knowledge of the Purchaser, threatened against the Purchaser that (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on the Purchaser or the Purchaser’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.  Except as set forth in the Purchaser SEC Documents, as of the date hereof, there is, and during the past one (1) year there has been, no Legal Proceeding pending or, to the Purchaser’s Knowledge, threatened, against the Purchaser or any of its assets at law, in equity or otherwise, in, before, or by, any Governmental Authority. There are no material judgments or outstanding orders, writs, investigations, injunctions, decrees, stipulations or awards against the Purchaser or any of its assets.
5.5          Brokers.  Except as set forth in Section 5.5 of the Purchaser Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

5.6          SEC Filings.
(a)          Except as set forth on Section 5.6(a) of the Purchaser Disclosure Schedule,  since January 1, 2013 the Purchaser has filed and furnished in a timely manner all filings, reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all schedules thereto and documents incorporated by reference therein, the “Purchaser SEC Documents”).  Except as set forth on Section 5.6(a) of the Purchaser Disclosure Schedule, since January 1, 2013, as of their respective effective dates (in the case of Purchaser SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Purchaser SEC Documents), the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)          Each of the audited consolidated balance sheets, consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows of the Purchaser and its consolidated subsidiaries included in or incorporated by reference into the Purchaser SEC Documents (including any related notes and schedules): (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved; and (ii) present fairly, in all material respects, the consolidated financial position of the Purchaser and its consolidated subsidiaries as at the dates thereof and the consolidated statements of operations, changes in stockholders’ equity and cash flows of the Purchaser and its consolidated subsidiaries for the periods then ended.
(c)          The Purchaser does not have any material liabilities of a type required under GAAP to be reflected or reserved against except for liabilities reflected or reserved against on the Purchaser’s consolidated unaudited balance sheet as of June 30, 2016 (or the notes thereto) and not heretofore paid or discharged.
5.7          Capitalization.
(a)          Immediately prior to the Closing, the authorized capital stock of the Purchaser consists of 200,000,000 shares of common stock, $0.01 par value per share, of which 106,991,504 shares of common stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable including Warrants to purchase 20,327,287 shares of common stock of the Purchaser.
(b)          Section 5.7(b) of the Purchase Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding common stock; (ii) granted stock options; (iii) shares of common stock reserved for future award grants under any equity incentive plan; (iv) warrants or stock purchase rights, if any, including the number of shares of common stock exercisable thereunder after giving effect to the Closing.  Except as set forth in Section 5.7(b) of the Purchase Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of common stock of Purchaser, or any securities convertible into or exchangeable for shares of common stock of Purchaser. The issuance of the Shares (i) does not violate or conflict with the Company’s articles of incorporation, bylaws or any agreement to which the Company is a party and (ii) will not result in any anti-dilution adjustment to any of the Company’s outstanding securities.
(c)          The Shares to be issued pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.
(d)          Except as set forth in Section 5.7(d) of the Purchaser Disclosure Schedule, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in the Purchaser.
5.8          Compliance with Laws.  Except as set forth in the Purchaser SEC Documents, since January 1, 2016, the business of the Purchaser has been conducted in all material respects in accordance with all applicable Laws, except for any such failure to be in compliance that would not have a Material Adverse Effect.  The Purchaser has not received any written notice of any violation of Law.  All Permits required by the Purchaser for the operation of its businesses as currently conducted have been obtained and are in full force and effect and are being complied with in all material respects.
ARTICLE VI

 COVENANTS
6.1          Employees.
(a)          The Purchaser shall offer employment to commence effective upon the Closing to each Business Employee (whether salaried or hourly, and full-time or part-time), whether or not actively employed on the Closing (e.g., including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave):  (i) at the same or higher wage rates or base salary and bonus levels; (ii) at a location no greater than 20 miles from the Business Employee’s location of employment with the Seller; and (iii) with employee benefits that are, in the aggregate, no less favorable than the employee benefits offered to other similarly-situated employees of Purchaser in effect immediately prior to the date hereof.  With respect to each Business Employee who accepts the Purchaser’s offer of employment (a “Transferred Employee”), the Purchaser shall credit periods of service prior to the Closing for purposes of determining vacation eligibility after the Closing.
(b)          Without limiting the scope of Section 6.1(a), the Purchaser shall cause each Transferred Employee (and his or her eligible dependents) to be covered following the Closing by the Purchaser’s group health plan.  The Seller shall remain responsible for all claims incurred by Transferred Employees prior to the Closing under the Seller’s group health plans and the Purchaser shall be responsible for all claims incurred on and after the Closing under its group health plans.  For purposes of clarity, a claim shall be considered incurred when the treatment for a given condition is provided, and not when the condition arose.
(c)          To the extent possible under applicable Law, the Purchaser shall assume all Liabilities of the Seller with respect to any accrued but unused vacation time that any Transferred Employee is eligible to take pursuant to the vacation policy of the Seller applicable to such Transferred Employee immediately prior to the Closing.  Without limiting the foregoing, the Purchaser shall allow such Transferred Employee to use any such assumed, accrued vacation (in addition to any vacation accrued pursuant to vacation policies established by the Purchaser), and shall pay any Transferred Employee the value of any unused vacation upon his termination of employment.
(d)          The provisions of this Section 6.1 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.1, express or implied, shall confer upon any Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.
6.2          Taxes.
(a)          The Purchaser shall pay all federal, state and local sales, documentary and real estate and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith, whether imposed by Law on the Seller or the Purchaser.  The Purchaser and the Seller shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer taxes which become payable as a result of the transfer of the Purchased Assets from the Seller to Purchaser pursuant to this Agreement.
(b)          All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Seller and the Purchaser as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre‑Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post‑Closing Tax Period”).  The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre‑Closing Tax Period, and the Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.  If bills for such Taxes have not been issued as of the Closing Date and if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes.  After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them.

(c)          The Purchaser and the Seller agree to furnish or cause to be furnished to each other, upon request and as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax.  Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.
6.3          Bulk Sales Laws.  The Purchaser and the Seller hereby waive compliance by the Purchaser and the Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements.
6.4          Access to Books and Records.  Each of the Seller and the Purchaser shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities or business of the Business prior to the Closing.  After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party.  Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with reasonable particularity the contents of the records to be destroyed.  Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party’s cost.
6.5          Consents.  The Purchaser acknowledges that consents and waivers with respect to the transactions contemplated by this Agreement and the Ancillary Agreements may be required from parties to Contracts to which the Seller is a party, including certain of the Contracts listed on the Seller Disclosure Schedule, or with respect to other assets and that such consents and waivers may not be obtained.  The Purchaser agrees that:  (a) the Seller shall not have any liability to the Purchaser arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of the termination of any Contract as a result thereof; and (b) no representation, warranty or covenant of the Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination or (iii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any such termination.
6.6          Further Assurances.  The Purchaser and the Seller shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  If requested by the Seller, the Purchaser will provide written confirmation to the other parties to any Assigned Contract of the Purchaser’s assumption thereof in the form required by such Assigned Contract or otherwise reasonably requested by the Seller.
6.7          Confidentiality.  The terms and conditions of this Agreement and any and all related negotiations are confidential and will not be disclosed to any third party except the Purchaser’s and Seller’s counsel and agents and representatives who need such information to carry out the terms of the Agreement.
6.8          Steering Committee.  For the period commencing on the Closing Date and ending on the earlier of (i) the seventh anniversary of the Closing Date or (ii) the termination of the Royalty Agreement, the Purchaser shall maintain a steering committee for its education division (the “Steering Committee”).  The Steering Committee shall be comprised of two members appointed by the Purchaser (one of which shall initially be Shekhar Iyer) and two members appointed by the Seller.  A member of the Steering Committee may only be removed by the party entitled to designate such member. The Steering Committee shall meet in-person or by teleconference at least quarterly and provide recommendations on marketing, strategy and technical matters to the members of management of the Purchaser’s education division for consideration and implementation.
6.9          Employee Stock Issuance.  Within 15 days of the date hereof, the Purchaser shall issue to the individuals listed below the number of shares of the Purchaser’s Common Stock set forth opposite each such individual’s name pursuant to subscription agreements on substantially the same form as the Brice Subscription Agreement:
Name	Number of Shares of Common Stock
Amit Patel	71,429
Sherida Johnson	19,048
Janis Vollkommer	14,286

ARTICLE VII

 CONDITIONS TO CLOSING
7.1          Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Purchaser in its sole discretion) of the following further conditions:
(a)          The representations and warranties of the Seller set forth in this Agreement shall be true and correct at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes contemplated by this Agreement, or (iii) for circumstances under which the breach of the representation or warranty would not have a Material Adverse Effect.
(b)          The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller at or prior to the Closing.
(c)          The Seller shall have delivered to the Purchaser all agreements and other documents required to be delivered by the Seller to the Purchaser pursuant to Section 3.2.
(d)          The Seller shall have obtained the Consents set forth on Schedule 7.1(d) of the Seller Disclosure Schedule and shall have provided evidence of each such Consent in form and substance reasonably satisfactory to the Purchaser.
7.2          Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller in its sole discretion) of the following further conditions:
(a)          The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent (i) that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes contemplated by this Agreement, or (iii) for circumstances under which the breach of the representation or warranty would not have a Material Adverse Effect.
(b)          The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.
(c)          The Purchaser shall have delivered to the Seller all agreements and other documents required to be delivered by the Purchaser to the Seller pursuant to Section 3.3.
ARTICLE VIII

 MISCELLANEOUS
8.1          Limited Survival of Representations, Warranties Covenants and Agreements.  The representations, warranties, covenants and agreements (other than those covenants and agreements that by their terms apply or are to be performed in whole or in part on or after the Closing Date) contained in this Agreement shall not survive beyond the Closing Date and shall terminate on the Closing Date; provided, however, that the representations and warranties set forth in Article V of this Agreement shall survive for a period of 18 months following the Closing Date.

8.2          Right of Set-Off. If Purchaser has a claim against Seller arising out of or relating to this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby, then Seller hereby authorizes Purchaser, without further notice to Seller, to set-off such amount as is finally determined by a court of competent jurisdiction or as otherwise agreed to in writing by the parties, against the Minimum Recoupment (as defined in the Royalty Agreement).
8.3          Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:
If to the Purchaser, to:
Nandu Thonadvadi
Quadrant 4 System Corporation
1501 Woodfield Road, Suite 205
 Schaumburg, IL 60173

With a required copy to:

Nixon Peabody LLP
70 W. Madison, Suite 3500
Chicago, Illinois  60602
Attn:  Gary I. Levenstein, Esq.
Telecopier No.: (844) 562-7985

If to the Seller, to:

Great Parents Academy, LLC
3575 Piedmont Road NE
Building 15 Suite 1005
 Atlanta, GA 30305

With a required copy to:

William J. Ching
Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
8.4          Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
8.5          Expenses.  Except as expressly set forth herein, each party hereto shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.
8.6          Successors and Assigns.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign to an Affiliate without Seller’s prior written consent in connection with an internal restructuring or reorganization; provided, however, that Purchaser shall remain liable for the obligations hereunder after such assignment. Notwithstanding the foregoing, nothing herein shall prohibit the assignment of the Purchaser’s rights (but not obligations) to any lender of the Purchaser solely to secure indebtedness of the Purchaser owed to such lender.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and permitted assigns.
8.7          Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
8.8          Consent to Jurisdiction and Service of Process.  EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS.  EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND

IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, WITH SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
8.9          Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.
8.10          No Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person; provided, however, that Kevin Brice shall be third-party beneficiaries of Sections 3.3(b) and 3.3(e) of this Agreement.
8.11          Entire Agreement.  This Agreement, the Ancillary Agreements, the schedules thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for any confidentiality agreement entered into between the parties hereto, or their respective designees, which shall continue in full force and effect in accordance with its terms.
8.12          Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.13          Specific Performance.  Each party hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with the terms hereof, and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy available at Law or in equity.
8.14          Interpretation.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.  Information contained in any section or subsection of the Seller Disclosure Schedule shall be deemed to be contained in any other section or subsection of the Seller Disclosure Schedule if it is reasonably apparent that such information is relevant to such other Schedule.
8.15          Legal Privilege.  The Purchaser waives and will not assert any conflict of interest arising out of or relating to the representation, after the Closing, of the Seller or any Affiliate thereof or any of their respective officers, managers, directors, employees or representatives (any such Person, a “Designated Person”) by any law firm currently representing the Seller (the “Current Representations”).  The Purchaser will not assert any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any dispute with the Purchaser or any Affiliate thereof, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PURCHASER
QUADRANT 4 SYSTEM CORPORATION

By: /s/ Nandu Thondavadi
   Name: Nandu Thondavadi
   Title:   President and Chief Executive Officer

[Asset Purchase Agreement]

SELLER
GREAT PARENTS ACADEMY, LLC

By: /s/ Kevin Brice
   Name: Kevin Brice
   Title:   Chief Executive Officer

[Asset Purchase Agreement]

Schedule 1.1(b)

Permitted Liens

None.

Schedule 2.2(b)

Excluded Contracts

•	Convertible Promissory Note, dated February 17, 2016, made by Seller in favor of BIP Early Stage Fund I, LP
•	Convertible Promissory Note, dated February 17, 2016, made by Seller in favor of BIP Early Stage Fund I-QP, LP
•	Demand Promissory Note, made by Seller in favor of Mark Buffington, in the principal amount of $11,100
•	Demand Promissory Note, made by Seller in favor of Mark Buffington, in the principal amount of $140,000, and that certain Addendum to Demand Promissory Note, dated May 11, 2015, made by Seller
•	Clever Developer Agreement, dated May 1, 2015, by and between Clever Inc. and Seller[1]
•	Salesforce.com, Inc. Order Form (Quote Number Q-00207967), executed July 31, 2015[2]
•	Any and all arrangements or agreements pertaining to employees of the Seller, including any current employment agreements.
•	Any and all indemnification agreements entered into with managers of the Seller.
•
Any and all equity incentive agreements or arrangements of the Seller, whether granted pursuant to that certain 2013 Equity Incentive Plan of the Seller, as amended (the “Plan”), or otherwise, including any Unit Option Certificates granted to employees of the Seller pursuant to the Plan.

•	Separation Agreement & General Release, dated November 3, 2016, by and between the Seller and Kevin Brice

1 Termination notice has been provided to counterparty.
2 Termination notice has been provided to counterparty.

Schedule 2.2(i)

Excluded Assets, Properties, and Rights

None.

Schedule 2.3

Assumed Liabilities

(a)

Account	Amount
Legal - Nelson Mullins (fees incurred prior to transaction)	$5,260
Accounting - Bennett Thrasher	$950
Total	$6,210

(b)

Account	Estimated Amount
Google Apps	$602
Amazon web services	$210
Broadvoice	$142
Backupify	$64
New Relic	$712
Zoho	$229
Webex	$250
Adobe Creative Cloud	$350
Amex	$3,000
Robert Plante (contractor)	$500
Total	$6,059

Schedule 2.6

Allocation of Consideration

Asset Class*	Purchase Price Allocation
Class I (cash and deposits)	$63,574.45
Class II (actively traded personal property)	N/A
Class III (accounts receivable, including costs and earnings in excess of billings)	$18,622
Class IV (inventory)	N/A
Class V (all assets other than Class I, II, III, IV, VI and VII, including FF&E, buildings, land and vehicles which constitute all or part of a trade or business)	N/A
Class VI (IRC Section 197 Intangibles other than goodwill and going concern value)
Class VII (Goodwill and going concern value)	Entire residual amount of Consideration

  *per Treasury Regulation Sections 1.1060-1(c) and 1.338-6 and IRS Form 8594.

Schedule 4.3

Financial Statements

See attached.

Schedule 4.6

Title to Personal Properties

None.

Schedule 4.7

Intellectual Property

(a)	None

(b)	The following customers have entered into oral agreements with Seller to utilize Seller’s software applications:
•	Triumph
•	Barbara Morgan STEM Academy
•	Camino Elementary
•	Denning Elementary
•	Flat Shoals Elementary
•	Birney Elementary
•	Oak Hills Elementary
•	IT Stoddard
•	Liberty Christian School

(c)	None

(d)

•	The Seller uses music in its product demonstration video pursuant to a standard end-use license granted by Associated Production Music LLC
•	License agreements (some of which include retail-available off-the-shelf software) with the following entities:
o	Amazon
o	Atlassian
o	Backupify
o	Apple ID
o	Adobe Creative Cloud
o	Microsoft Skydrive
o	Vocalware
o	Dropbox
o	Spiceworks
o	ITunes
o	Microsoft
o	Comodo
o	Thawte
o	Vimeo
o	Vector Stock
o	blitz.io
o	Braintree Sandbox
o	Braintree Production
o	New Relic
o	Flickr

o	Gpalearn.com
o	Gpalovemath.com
o	Envato
o	Customer.io
o	Desk.com
o	LogEntries
o	Zoho
o	Cloud Mongodb
o	GoDaddy
o	Google Service Apps
o	GreenSock
o	Cisco WebEx

Schedule 4.8

Contracts

(a)

•	License Agreement, dated May 29, 2015, by and between Great Parents Academy, LLC and Triumph Learning, LLC
•	Convertible Promissory Note, dated February 17, 2016, made by Seller in favor of BIP Early Stage Fund I, LP
•	Convertible Promissory Note, dated February 17, 2016, made by Seller in favor of BIP Early Stage Fund I-QP, LP
•	Indemnification agreements entered into with managers of the Seller.
•	The Plan and any and all equity incentive agreements or arrangements granted pursuant to the Plan, including the Unit Option Certificates granted to employees of the Seller
•	Schedule 4.7(b) is incorporated herein by reference
•	Separation Agreement & General Release, dated November 3, 2016, by and between the Seller and Kevin Brice

(b)	None

Schedule 4.9

Litigation

None.

Schedule 4.12

Absence of Material Adverse Effect

None.

Schedule 7.1(d)

Consents

None.

Execution Version

BILL OF SALE
THIS BILL OF SALE, dated as of November 3, 2016 (this “Bill of Sale”), is made, executed and delivered by QUADRANT 4 SYSTEM CORPORATION, an Illinois corporation (the “Buyer”) and GREAT PARENTS ACADEMY, LLC, a Georgia limited liability company (the “Seller” and together with the Buyer, the “Parties”).
Reference is made to that certain Asset Purchase Agreement, dated as of November 3, 2016 (the “Purchase Agreement”), by and between the Buyer and the Seller.  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.
WITNESSETH:
WHEREAS, pursuant to the Purchase Agreement, on the date hereof, the Seller is transferring the Purchased Assets to the Buyer; and
WHEREAS, the execution and delivery of this Bill of Sale are made pursuant to the Purchase Agreement.
NOW, THEREFORE, in consideration of the above premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Section 1.          Transfer.  The Seller does hereby irrevocably and unconditionally sell, convey, assign, transfer and deliver to the Buyer (the “Transfer”) all of the Seller’s right, title and interest in, to and under the Purchased Assets free and clear of all liens and encumbrances other than Permitted Liens.  The Buyer hereby accepts title to the Purchased Assets.
Section 2.          Further Assurances.  The Seller hereby agrees to take any and all additional actions and to execute, acknowledge and deliver any and all documents which the Buyer may reasonably request in order to effect the intent and purposes of the Transfer and the transactions contemplated hereby.
Section 3.          Amendments.  This Bill of Sale may not be amended except by an instrument in writing signed by the Buyer and the Seller.  By an instrument in writing, the Buyer, on the one hand, or the Seller, on the other hand, may waive compliance by the other with any term or provision of this Bill of Sale that such other party was or is obligated to comply with or perform.
Section 4.          No Third Party Beneficiaries.  This Bill of Sale shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.
Section 5.          JURISDICTION; SERVICE OF PROCESS.  EACH PARTY (A) CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF

OR RELATING TO THIS BILL OF SALE, (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS, AND (C) EXCEPT AS OTHERWISE PROVIDED IN THE PURCHASE AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS BILL OF SALE IN ANY OTHER COURT OR FORUM.  PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.
Section 6.          Governing Law.  This Bill of Sale will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law principles of any jurisdiction.
Section 7.          Specific Performance.  Each party acknowledges that the other party would be damaged irreparably and would have no adequate remedy of law if any provision of this Bill of Sale is not performed in accordance with its specific terms or otherwise is breached.  Accordingly, each party agrees that the other party will be entitled to an injunction to prevent any breach of any provision of this Bill of Sale and to enforce specifically any provision of this Bill of Sale, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.
Section 8.          Headings.  The section headings contained in this Bill of Sale are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Bill of Sale.
Section 9.          Purchase Agreement.  This Bill of Sale is subject in all respects to the terms and conditions of the Purchase Agreement.  To the extent of any conflict between the terms of the Purchase Agreement and this Bill of Sale, the Purchase Agreement shall control.  Nothing contained in this Bill of Sale shall be deemed to supersede any of the covenants, agreements, representations or warranties of the applicable Parties contained in the Purchase Agreement.
Section 10.          Severability.  Any provision of this Bill of Sale that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Bill of Sale held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 11.          Counterparts; Facsimile or Electronic Signatures.  This Bill of Sale may be executed in two counterparts (by original, facsimile or electronic “PDF” signatures), each of which will be deemed an original but both of which together will constitute one and the same agreement.
[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the Parties have executed this Bill of Sale as of the date first above written.
BUYER QUADRANT 4 SYSTEM CORPORATION

By:
Name: Title:

[Bill of Sale]

SELLER
GREAT PARENTS ACADEMY, LLC

By:
Name: Title:

[Bill of Sale]

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of November 3, 2016 (this “Agreement”), is entered into by and between QUADRANT 4 SYSTEM CORPORATION, an Illinois corporation (the “Buyer”) and GREAT PARENTS ACADEMY, LLC, a Georgia limited liability company (the “Seller” and together with the Buyer, the “Parties”).
Reference is made to that certain Asset Purchase Agreement, dated as of November 3, 2016 (the “Purchase Agreement”), by and among the Buyer and the Seller.  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.
WITNESSETH:
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Buyer has agreed to assume the Assumed Liabilities; and
WHEREAS, the execution and delivery of this Agreement are made pursuant to the Purchase Agreement.
NOW, THEREFORE, in consideration of the above premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1.          Assignment.  On and subject to the terms of the Purchase Agreement, (a) the Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller’s right, title and interest in, to and under the Purchased Assets and (b) the Seller hereby assigns and transfers to the Buyer the Assumed Liabilities.
Section 2.          Assumption.  On and subject to the terms of the Purchase Agreement, in consideration of the Seller’s assignment, the Buyer hereby (a) accepts such assignment and (b) assumes and agrees to pay, perform and discharge, when due in accordance with the terms thereof, the Assumed Liabilities. Buyer does not hereby and will not assume, agree to pay, perform or discharge, however, any of those certain Liabilities as specifically enumerated in Section 2.4 (Excluded Liabilities) of the Purchase Agreement.
Section 3.          Further Assurances.  Each of the Buyer and the Seller hereby agrees to take any and all additional actions and to execute, acknowledge and deliver any and all documents which any other party hereto may reasonably request in order to effect the intent and purposes of the transactions contemplated hereby.
Section 4.          Amendments.  This Agreement may not be amended except by an instrument in writing signed by the Buyer and the Seller.  By an instrument in writing, the Buyer, on the one hand, or the Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

Section 5.          No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.
Section 6.          JURISDICTION; SERVICE OF PROCESS.  EACH PARTY (A) CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS, AND (C) EXCEPT AS OTHERWISE PROVIDED IN THE PURCHASE AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT OR FORUM.  PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.
Section 7.          Governing Law.  This Agreement will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law principles of any jurisdiction.
Section 8.          Specific Performance.  Each party acknowledges that the other party would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached.  Accordingly, each party agrees that the other party will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.
Section 9.          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.          Purchase Agreement.  This Agreement is subject in all respects to the terms and conditions of the Purchase Agreement, which is hereby incorporated in its entirety herein by reference.  To the extent of any conflict between the terms of the Purchase Agreement and this Agreement, the Purchase Agreement shall control.  Nothing contained in this Agreement shall be deemed to supersede any of the covenants, agreements, representations or warranties of the applicable parties contained in the Purchase Agreement.
Section 11.          Severability.  Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.          Counterparts; Facsimile or Electronic Signatures.  This Agreement may be executed in two counterparts (by original, facsimile or electronic “PDF” signatures), each of which will be deemed an original but both of which together will constitute one and the same agreement.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
BUYER QUADRANT 4 SYSTEM CORPORATION

By:
Name: Title:

[Assignment and Assumption Agreement]

SELLER
GREAT PARENTS ACADEMY, LLC

By:
Name: Title:

[Assignment and Assumption Agreement]

Execution Version

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (this “Agreement”) is made as of November 3, 2016, by and between Great Parents Academy, LLC, a Georgia limited liability company d/b/a GPA Learn, LLC (the “Seller”), and Quadrant 4 System Corporation, an Illinois corporation (the “Purchaser”).  Seller and Purchaser may each be referred to herein individually as a “Party” and together as the “Parties” as context so requires. Terms utilized but not otherwise defined herein shall have the meaning given to such term in the Asset Purchase Agreement (defined below).

WHEREAS, Purchaser and Seller are parties to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of November 3, 2016, by and between the Parties and pursuant to which Seller has agreed to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser has agreed to purchase, acquire and accept from the Seller, the entire right, title and interest of the Seller in and to the “Purchased Assets”; and

WHEREAS, in connection with the Asset Purchase Agreement and as consideration for the Purchased Assets the Parties have agreed to enter into this Agreement, pursuant to which Purchaser has agreed to grant the Seller a royalty in the Software Assets (defined below), which represent a portion of the Purchased Assets and make the periodic payments set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

AGREEMENT

1.          Sale and Purchase.
1.1          Sale and Purchase.  Pursuant to the Asset Purchase Agreement, and any Ancillary Agreements, or any of the other agreements, documents and certificates contemplated or executed in connection therewith (all, the “Transaction Documents”), the consummation of the transactions contemplated hereby or thereby (the “Transactions”) Seller has granted, sold, conveyed, assigned, transferred, and delivered unto Purchaser, and Purchaser has purchased and accepted from Seller all right, title, and interest in the Business, including that certain software application “LoveMath” including all source and object code, all documentation and specifications, all media, schematics and designs and all Intellectual Property in connection therewith (collectively, “LoveMath” or the “Software Assets”).
2.          Royalties.
2.1          Royalty Payments.  During the Term, Purchaser hereby agrees to pay to Seller the following “Royalty Payments”:
(a)          Royalty on Post-Closing Date Subscriptions.  Except for as provided in Section 2.1(b) and 2.2, with respect to all Subscriptions purchased after the Closing Date, Purchaser hereby agrees to pay Seller fifty percent (50%) of all Top Line Sales associated therewith.

(b)          Royalty on Prospective Subscriptions.  Section 2.1(a) notwithstanding, Purchaser hereby agrees to pay Seller ninety percent (90%) of all Top Line Sales associated with Subscriptions purchased by (i) Persons that are or have in the past been registered as Subscribers prior to Closing Date and (ii) Persons that purchase a Subscription prior to the end of the 2017-2018 academic year and that are currently prospective Subscribers as mutually agreed to by Purchaser and Seller within 10 business days of the Closing Date,  a list of which shall be attached hereto as Exhibit A, which list shall include all schools, teachers and districts that are in the Seller’s active pipeline and all Subscribers from resellers whose agreements were negotiated by the Seller prior to the date hereof.
(c)          Royalty on GPA Platform Subscriptions.  Purchaser hereby agrees to pay Seller 10% of all Top Line Sales associated with Purchaser’s utilization of the GPA Platform in connection with Purchaser’s sales of subscriptions or licenses for other products offered by Purchaser.
(d)          Restrictions on Subscription Fees.  Purchaser acknowledges and agrees that Subscription Fees charged to Subscribers are calculated on a per User per month basis (“PUPM”).  Except as provided in Section 2.2, Purchaser hereby agrees that Purchaser will not offer or agree to a Subscription Fee for any Subscriber of less than sixty-six cents ($0.66), after giving effect to any rebates or discount pricing offered by Purchaser to the Subscriber PUPM; provided, however, that in the event Purchaser determines it is necessary to reduce the Subscription Fee for any Subscriber to less than sixty-six cents ($0.66) PUPM, Purchaser may, with the prior written consent of Seller, which shall not be unreasonably withheld, appropriately reduce such Subscription Fee(s).
2.2          Pilot Period.  Purchaser, in its discretion, may allow a prospective Subscriber to participate in a pilot period during which such Subscriber and Subscriber’s Users may be granted a Subscription, free of charge (“Pilot Period”), provided that such Pilot Period(s) not exceed a term of five (5) months under any circumstance.
2.3          Payment; Subscription Reports.  During the Term, and beginning on January 5, 2017 Purchaser shall (a) pay the Royalty Payments on a quarterly basis (provided that the measurement period for the initial payment shall be the period commencing on the date hereof and ending December 31, 2016), with payment being due to Seller on the fifth (5th) day of each calendar quarter, in arrears; and (b) provide an audit report to Seller on the tenth (10th) day of each calendar quarter which report shall specify (i) each Subscriber holding a Subscription under Section 2.1(a) above, the Subscription Fees charged to each Subscriber, on a PUPM basis, and the number of Users that make use of the Subscription, (ii) each Subscriber holding a Subscription under Section 2.1(b) above, the Subscription Fees charged to each Subscriber on a PUPM basis, and the number of Users that make use of the Subscription, (iii) any Person to whom Seller has sold a license or subscription to use the GPA Platform pursuant to Section 2.1(c), regardless of the product hosted on the platform, and (iv) with respect to any Pilot Period under Section 2.2, the prospective Subscriber who is granted a Subscription under the Pilot Period, the number of Users who have access during the Pilot Period and the start date and term of the Pilot Period.  Purchaser shall pay to Seller all Royalty Payments as set forth in this Section 2.3 based upon the fees actually collected by Purchaser from its Subscribers, Users or customers.
2.4          Audit Rights.  Purchaser shall keep and maintain complete and accurate records and books in sufficient detail to permit an accurate determination of the Royalty Payments payable
2

hereunder to Seller and shall permit Seller and/or its third party auditors and agents, upon reasonable prior notice, to inspect and audit those records that are reasonably asked for, to the extent that Seller believes in good faith that an inspection and/or audit of the records is necessary to determine whether Purchaser is complying or has complied with its obligations under this Agreement.
3.          Transaction Rescission Option and Procedure; Sale Transaction.
3.1          Rescission Option and Rescission Period.  In the event that (a) Purchaser has failed to deliver to Seller the Minimum Recoupment (defined below) prior to the conclusion of the Term or prior to Seller’s termination of this Agreement under Section 4.2 (each, a “Rescission Event”), then at any time during the thirty (30) days that follow the occurrence of a Rescission Event (the “Rescission Period”), Seller shall have the option (the “Rescission Option”), to demand that the Purchaser return the Purchased Assets to the Seller and for Purchaser to agree to return to Seller the Purchased Assets and, to the fullest extent possible, rescind and unwind the Transactions contemplated by the Transaction Documents (other than those related to the Rescission Option), including, without limitation, the return of the Shares by Seller to Purchaser and the assumption by Seller of the Assumed Liabilities, which are effective as of the Closing Date.
3.2          Exercise Notice and Option Closing.  At any time during the Rescission Period, Seller may exercise the Rescission Option by giving Purchaser written notice (the “Exercise Notice”), of Seller’s intent to exercise the Rescission Option.  The Exercise Notice shall set forth the proposed date, time and place for the closing of the assignment and transfer of the Purchased Assets back to Seller (the “Option Closing”), which in no case shall occur later than five (5) days after Purchaser receives the Exercise Notice.  At the Option Closing (which shall be deemed to have taken place on the Closing Date), (a) Purchaser shall surrender, assign, transfer, convey and deliver back to Seller the Purchased Assets and the Assumed Liabilities, (b) the Transaction Documents shall be terminated, (c) Seller shall surrender, assign, transfer, convey and deliver back to Purchaser the Shares, and (d) all other reasonable actions shall be taken by Purchaser and Seller to place each party in the same position it would have been in had the Transactions contemplated by the Transaction Documents not occurred.  If Seller does not exercise the Rescission Option within the Rescission Period, then the Rescission Option and this Section 3 shall be null and void.
3.3          Minimum Recoupment. For purposes of this Section 3, the term “Minimum Recoupment,” shall mean the minimum aggregate amount of Royalty Payments that Purchaser is obligated to pay to Seller under this Agreement, which amount shall be equal to or greater than Three Million Eight Hundred and Fifty Thousand Dollars ($3,850,000.00).  Notwithstanding anything in this Agreement to the contrary, all Royalty Payments made by Seller to Purchaser are non-refundable, regardless of whether Purchaser exercises its Rescission Option or this Agreement is otherwise terminated.
3.4          Sale of Software Assets.  In the event that Purchaser transfers all or a portion of the Software Assets as part of an asset sale transaction, or intra-company transfer (unless such intra-company transfer has been approved in writing by a majority of the members of the Steering Committee) (a “Software Asset Transfer”), then Seller shall have the right to exercise the
3

Rescission Option.  If Seller does not exercise its Rescission Option, and Purchaser has not paid to Seller the Minimum Recoupment prior to the closing of the Software Asset Transfer, then concurrently with the closing of the Software Asset Transfer, Seller shall receive the greater of (a) fifty-percent (50%) of the gross purchase price paid for the Software Assets, or (b) the outstanding balance due and owing on the Minimum Recoupment.
4.          Term and Termination.
4.1          Term.  The term of this Agreement shall commence on the Closing Date and continue for a period of seven (7) years thereafter (the “Term”).
4.2          Termination.  If Purchaser breaches any of its obligations under this Agreement and such breach remains uncured for a period of thirty (30) days following Purchaser’s receipt of written notice from Seller informing Purchaser of the nature of such breach and Purchaser’s opportunity to cure within the allotted time, Seller may immediately terminate this Agreement without written notice to Purchaser and exercise the Rescission Option under Section 3 above.
5.          Representations and Warranties of Seller.  All representations and warranties provided by Seller under the Asset Purchase Agreement are incorporated into and govern this Agreement.
6.          Representations and Warranties of Purchaser.  In addition to the obligations set forth in Section 6.1, all representations and warranties provided by Purchaser under the Asset Purchase Agreement are incorporated into and govern this Agreement.
6.1          Marketing.  Purchaser shall use its best efforts to market, promote, and sell Subscriptions for LoveMath in order to satisfy its obligations hereunder.  LoveMath shall be marketed and sold as Purchaser’s primary PreK-5th grade math digital curriculum product to any Person and in any situation where one of Purchaser’s other products would have otherwise been a direct competitor of LoveMath if LoveMath was being sold by Seller.  Purchaser may choose to make another product the primary product for any Person or situation where LoveMath does not meet the Person’s or situational functionality requirements.  In situations where LoveMath is not Purchaser’s primary product in its sales efforts, Purchaser will continue to devote the same effort and resources to the promotion, marketing, and sales of Subscriptions that Purchaser devotes to the promotion, marketing, and sales of any other software, software platform or application that Purchaser owns, promotes, markets, or sells at any time during the Term.
7.          General Matters.
7.1          Contents of Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the Parties.
7.2          Amendment, Parties in Interest, Assignment, Miscellaneous.  This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties.  If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or
4

unenforceable provision had never been contained herein.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors, and permitted assigns and transferees of the Parties.  Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, voluntarily or involuntarily, without the prior written consent of the other Party, and no such assignment or transfer shall be effective until the assignee or transferee has agreed in writing to assume and abide by all rights and obligations set forth in this Agreement.
7.3          Counterparts.  This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument.  A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof.  Each such copy (or facsimile) shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
7.4          Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:
If to the Purchaser, to:
Nandu Thonadvadi
Quadrant 4 System Corporation
1501 Woodfield Road, Suite 205
 Schaumburg, IL 60173

With a required copy to:

Nixon Peabody LLP
70 W. Madison, Suite 3500
Chicago, Illinois  60602
Attn:  Gary I. Levenstein, Esq.
Telecopier No.: (844) 562-7985

If to the Seller, to:

Great Parents Academy, LLC
3575 Piedmont Road NE
Building 15 Suite 1005
Atlanta, GA 30305
5

With a required copy to:

William J. Ching
Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
7.5          Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Georgia, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Georgia or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Georgia.
7.6          Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
7.7          Definitions. Certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).
(a)          “Contract” means any written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice, or authorization that is binding on any Person or its property under any applicable Law.
(b)          “Subscriber” means any Person who holds a Subscription hereunder.
(c)          “Subscription” means an agreement between Subscriber and Seller or Purchaser, as applicable, pursuant to which Subscriber is granted a license for the use of LoveMath application and other Software Assets (including without limitation any modifications, enhancements or derivatives of the foregoing), and regardless of whether LoveMath and the Software Assets are licensed as standalone products or are included as part of a bundled offering, and to grant Subscriber’s Users the right to access and make use of the same, in exchange for Subscriber’s payment of Subscription Fees.
(d)          “Subscription Fees” the fees that Subscriber agrees to pay to the Purchaser in exchange for the Subscription.
6

(e)          “Top Line Sales” means the gross sales or revenues resulting from or arising out Subscription sales and Subscription Fees.
(f)          “User” means any natural persons to whom a Subscriber grants the right to access and make use of the Software Assets under a Subscription.
[signature page follows]

7

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first written above.

GREAT PARENTS ACADEMY, LLC By: ___________________________________ Name: Title:
QUADRANT 4 SYSTEM CORPORATION By: ___________________________________ Name: Title:

[Royalty Agreement]

EXHIBIT A
PROSPECTIVE SUBSCRIBERS

[to be attached]